Exhibit 99.1
For Immediate Release

Contact:              Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Fourth Quarter And Fiscal 2018 Operating Results

Greenwich, Connecticut, December 14, 2018 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced its fourth quarter and full year financial results for the fiscal year ended October 31, 2018.

Net income applicable to Class A Common and Common stockholders for the quarter ended October 31, 2018 amounted to $5,119,000, or $0.14 per diluted Class A Common share and $0.12 per diluted Common share, compared to $324,000, or $0.01 per diluted Class A Common share and $0.01 per diluted Common share in last year’s fourth quarter.  For the year ended October 31, 2018, net income applicable to Class A Common and Common stockholders was $25,217,000, or $0.67 per diluted Class A Common share and $0.60 per diluted Common share, compared to $33,898,000, or $0.90 per diluted Class A Common share and $0.80 per diluted Common share in fiscal 2017.  Net income applicable to Class A Common and Common stockholders for the year ended October 31, 2017 includes a net gain on sale of properties of $18.7 million related to the company’s sale of its Pavilion property located in White Plains, NY and its Stratfield Road property located in Fairfield, CT.  Net income applicable to Class A Common and Common stockholders for both the fourth quarter and year ended October 31, 2017 was reduced by $4.1 million of preferred stock redemption charges related to the company redeeming its 7.125% Series F Cumulative Redeemable Preferred Stock (the “Series F preferred stock”) on October 24, 2017.  The company replaced the Series F preferred stock with a less expensive new series of preferred stock that was issued in September 2017.  The new lower yield 6.25% Series H Cumulative Preferred Stock (the “Series H preferred stock”) is saving the company $1 million per annum in preferred stock dividends.  In addition, the company is saving $1 million more in preferred stock dividends per annum as the issuance amount of the outstanding Series H preferred stock was $14.4 million less than the redeemed Series F preferred stock.

Funds from operations (“FFO”) for the quarter ended October 31, 2018 was $12,561,000 or $0.33 per diluted Class A Common share and $0.30 per diluted Common share, compared with $7,819,000, or $0.21 per diluted Class A Common share and $0.18 per diluted Common share in last year’s fourth quarter.  For the year ended October 31, 2018, FFO amounted to $55,171,000, or $1.47 per diluted Class A Common share and $1.30 per diluted Common share, compared to $43,203,000, or $1.15 per diluted Class A Common share and $1.02 per diluted Common share in the corresponding period of fiscal 2017.  FFO for both the fourth quarter and year ended October 31, 2017 was reduced by the $4.1 million in preferred stock redemption charges related to the company redeeming its Series F preferred stock on October 24, 2017 as discussed in the preceding paragraph.

Both FFO and net income for the fiscal year ended October 31, 2018 include $3.7 million in lease termination income the company received from a grocery store tenant at its Newark, NJ property when that tenant vacated the property prior to the end of its lease.  Both FFO and net income for the fiscal year ended October 31, 2017 include lease termination income of $2.1 million relating to the termination of the only lease at the company’s Stratfield Road property located in Fairfield, CT, which property was sold in the third quarter of fiscal 2017.

At October 31, 2018, the company’s consolidated properties were 93.2% leased (versus 92.7% at the end of fiscal 2017) and 91.7% occupied (versus 91.0% at the end of fiscal 2017).  The October 31, 2018 leased percentage treats as leased, and the October 31, 2018 occupancy percentage treats as unoccupied, 65,700 square feet of retail space (1.5% of our consolidated square footage) formerly ground leased by Toys R’ Us and Babies R’ Us at our Danbury Square shopping center in Danbury, CT.  Toys R’ Us and Babies R’ Us went bankrupt earlier in fiscal 2018, and this lease was purchased out of bankruptcy from Toys R’ Us and Babies R’ Us and assumed by a new owner in August 2018.  The lease rate for the 65,700 square foot space is $0 for the duration of the lease, and the company did not have any other leases with Toys R’ Us or Babies R’ Us, so the company’s cash flow was not impacted by the bankruptcy of Toys R’ Us and Babies R’ Us.  As of the date of this press release, we have not been informed by the new owners of the lease which operator will occupy the space.

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company’s unconsolidated joint ventures.  At October 31, 2018, the company had equity interests in seven unconsolidated joint ventures (751,000 square feet), which were 96.3% leased (versus 97.7% at the end of fiscal 2017).

Commenting on the quarter’s operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said “We had another strong operating quarter with FFO of $12.6 million or $0.33 per Class A Common share, which provides strong coverage of our current dividend level, reflecting a 82% FFO payout ratio for the quarter on a per Class A Common share basis.  The increase in our FFO to $12.6 million this quarter represents a 5.6% increase over last year’s fourth quarter FFO after excluding $4.1 million in preferred stock redemption charges incurred in last year’s fourth quarter.  We are very pleased our FFO payout ratio continues to improve, as we know our investors greatly value the safety and consistent growth of our dividend through all types of economic cycles.  The strong operating results are a result of a number of positive transactions completed in fiscal 2017 as well as positive transactions in fiscal 2018.  We completed the sale of our vacant Westchester Pavilion property in March of fiscal 2017 for $57 million and re-invested those proceeds in several new properties and other investments, and we are continuing to see earnings improvement in our operating results as that capital is now fully deployed.  In addition, we were able to complete two accretive financing transactions in fiscal 2017, which increased our operating results this quarter and will continue to have a positive impact going forward.  In July 2017, the company refinanced its largest mortgage, reducing the interest rate from 5.52% to 3.398%, which is now saving the company over $1 million in interest expense per annum.

Also, in October 2017, we redeemed all $129 million of our 7.125% Series F Cumulative Preferred Stock using proceeds from the sale of the Pavilion and the issuance of $115 million of 6.25% Series H Cumulative Preferred Stock.  This reduction in preferred stock outstanding, along with the lower coupon, is now saving the company over $2 million per annum in preferred stock dividends.  In addition, in the fourth quarter of fiscal 2018, we refinanced, for a ten year term, one mortgage secured by one of our unconsolidated joint ventures, which was not due to mature until 2024 but had an interest rate re-set next year, and two mortgages on consolidated properties that were not maturing until mid-2019.  We elected to forward rate lock these new mortgages in advance of their maturity at what we viewed as attractive interest rates.  The new interest rates on both of the consolidated mortgages are considerably lower than the interest rates on the prior maturing mortgages, which will provide the company significant savings in fiscal 2019 and beyond.

Our operating strength buoyed by these accretive transactions has allowed our Board of Directors to approve a per annum dividend increase of $0.02 per each share of Class A Common and Common stock, which continues our strong record of having raised dividends on our Common equity for each of the last 25 years, and continues our record of having paid a dividend on our Common equity in every quarter of the company’s existence back to 1970.”

Mr. Biddle continued: “In fiscal 2018 and early this fiscal year, we continued to grow our investment portfolio by making four strategic acquisitions of properties located in the geographic areas where we prefer to own, the suburban communities that surround New York City.  The first transaction was the completion of a foreclosure on a note we had previously purchased at a discount secured by a property located at 470 Main Street located in Ridgefield, CT.  The total consideration paid for the note, including costs, totaled $3.1 million.  The property at 470 Main Street is a 24,200 square foot building with two floors of retail and a third floor of office space.  The second property we purchased was the Tanglewood Shopping Center, located on Central Park Avenue in Yonkers, NY.  Tanglewood is a 27,000 square foot shopping center consisting of two retail buildings. The primary building, which fronts Central Park Avenue, one of the premier retail corridors in Westchester County, NY, consists of approximately 22,300 square feet, is anchored by an AutoZone and contains other national and regional service and food tenants. The secondary building consists of approximately 4,700 square feet and is leased to CKO Kickboxing (a 70+ unit chain), a nail salon and a market.  The property is currently 100% leased.  The third property purchased was through a 75.3% equity interest in a DownREIT of which we are the managing member.  This DownREIT, UB New City I, LLC, owns a property located in New City, NY leased to Putnam County Savings Bank.  In addition, certain parking spaces on the property are leased to the owner of an adjacent grocery-anchored shopping center.   This investment provides a strong yield on our invested capital, and we believe it improves our chances of acquiring the adjacent grocery-anchored shopping center in the future.  Finally, in December 2018, we purchased the Lakeview Shopping Center located in Brewster, NY for $12 million, from a lender that had foreclosed its loan on the property in 2017.  Lakeview is a 177,000 square foot shopping center anchored by a 45,000 square foot Acme Supermarket. Acme recently executed a lease extension through 2029, and Lakeview also includes other tenants such as Rite Aid, KeyBank and Creative Kids Childcare.  The property is 73% leased, and we anticipate making an additional investment of up to $10 million in the next few years for capital improvements and leasing costs to improve the shopping center.

We continue to stay active on the leasing front and as reported last quarter, we signed a new 40,000 square foot lease with Whole Foods Market to anchor our Wayne, NJ property.  We had not accounted for that space as leased in previous quarters, as we were then still required to get municipal site plan approval for a small expansion of the shopping center that would allow us to deliver the space to Whole Foods Market in fiscal 2019.  We received municipal site plan approval earlier this quarter, and we  now include this 40,000 square foot space in our leasing metrics, which increased by 0.9% the percentage of our consolidated properties leased this quarter.  We also have four other spaces over 10,000 square feet that are vacant in our consolidated portfolio, which collectively represent 42% of our current consolidated property vacant square footage. However, we do have several prospects for some of these vacant spaces and hope to have new leasing to announce on these spaces in the months to come.”

UBP Announces an Increase in Dividends to its Shareholders for the Twenty-Fifth Consecutive Year

At its regular December meeting, the company’s Board of Directors approved an increase in the quarterly dividend rate on shares of the company’s Class A Common stock and Common stock.  The quarterly dividend rate declared for Class A Common stock was increased to $0.275 per share and the quarterly dividend rate declared for Common stock was increased to $0.245 per Common share, which represents an annualized increase of $0.02 per share for the both classes of common stock.  The $0.02 dividend increase on both the Class A Common stock and Common stock represents the twenty-fifth consecutive year that the company has increased total dividends to its shareholders.  The Class A Common and Common dividends are payable January 18, 2019 to stockholders of record on January 4, 2019.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 85  properties containing approximately 5.3 million  square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 195 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 25 consecutive years.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Year Ended October 31, 2018 and 2017 results
 (in thousands, except per share data)

	Year Ended		Three Months Ended
	October 31,		October 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)	(Unaudited)
Revenues
Base rents	$95,902	$88,383	$23,740	$23,520
Recoveries from tenants	31,144	28,676	7,754	7,697
Lease termination income	3,795	2,432	5	-
Mortgage interest and other	4,511	4,069	1,044	1,096
Total Revenues	135,352	123,560	32,543	32,313

Operating Expenses
Property operating	22,009	20,074	5,159	5,439
Property taxes	21,167	19,621	5,563	5,145
Depreciation and amortization	28,324	26,512	7,037	7,070
General and administrative	9,223	9,183	2,199	2,290
Provision for tenant credit losses	859	583	185	154
Directors' fees and expenses	344	321	77	81
Total Operating Expenses	81,926	76,294	20,220	20,179
Operating Income	53,426	47,266	12,323	12,134
Non-Operating Income (Expense):
Interest expense	(13,678)	(12,981)	(3,500)	(3,181)
Equity in net income from unconsolidated joint ventures	2,085	2,057	375	579
Interest, dividends and other investment income	350	356	104	202
Gain/(loss) on sale of properties	-	18,734	-	(38)
Net Income	42,183	55,432	9,302	9,696
Noncontrolling interests:
Net income attributable to noncontrolling interests	(4,716)	(2,499)	(1,121)	(1,048)
Net income attributable to Urstadt Biddle Properties Inc.	37,467	52,933	8,181	8,648
Preferred stock dividends	(12,250)	(14,960)	(3,062)	(4,249)
Redemption of preferred stock	-	(4,075)	-	(4,075)
Net Income Applicable to Common and Class A Common Stockholders	$25,217	$33,898	$5,119	$324

Diluted Earnings Per Share:
Per Common Share:	$0.60	$0.80	$0.12	$0.01
Per Class A Common Share:	$0.67	$0.90	$0.14	$0.01

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,114	9,026	9,271	9,110
Class A Common and Class A Common Equivalent	29,513	29,503	29,606	29,547

Results of Operations

The following information summarizes the company's results of operations for the years ended October 31, 2018 and 2017 (amounts in thousands):

	Year Ended October 31,				Change Attributable to:
Revenues	2018	2017	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held in Both Periods (Note 1)
Base rents	$95,902	$88,383	$7,519	8.5%	$5,624	$1,895
Recoveries from tenants	31,144	28,676	2,468	8.6%	1,444	1,024
Lease termination	3,795	2,432	1,363	56.0%	(2,148)	3,511
Other income	4,511	4,069	442	10.9%	(198)	640

Operating Expenses
Property operating	22,009	20,074	1,935	9.6%	1,133	802
Property taxes	21,167	19,621	1,546	7.9%	833	713
Depreciation and amortization	28,324	26,512	1,812	6.8%	1,895	(83)
General and administrative	9,223	9,183	40	0.4%	n/a	n/a

Non-Operating Income/Expense
Interest expense	13,678	12,981	697	5.4%	646	51
Interest, dividends, and other investment income	350	356	(6)	-1.7%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2018 and 2017.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Revenues

Base rents increased by 8.5% to $95.9 million in fiscal 2018, as compared with $88.4 million in the comparable period of 2017.  The increase in base rents and the changes in other income statement line items were attributable to:

Property Acquisitions and Properties Sold:

In fiscal 2017, we purchased four properties totaling 114,700 square feet of GLA, invested in two joint ventures that own four properties totaling 173,600 square feet, whose operations we consolidate, and sold two properties totaling 203,800 square feet.  In fiscal 2018, we purchased three properties totaling 53,700 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in fiscal year ended October 31, 2018 when compared with fiscal 2017.

Properties Held in Both Periods:

Revenues

Base Rents
The increase in base rents for properties owned in both periods was predominantly attributable to new leasing activity at several properties held in both periods that created a positive variance in base rents.  This positive variance in base rents was accentuated by our writing off of $633,000 in accrued straight-line rent in the third quarter of fiscal 2017 relating to a tenant who had occupied a 36,000 square foot grocery space at our Valley Ridge property.  This tenant failed to perform under its lease, and the lease was terminated in the third quarter of fiscal 2017.

In fiscal 2018, the company leased or renewed approximately 707,000 square feet (or approximately 16% of total consolidated property leasable area).  At October 31, 2018, the company’s consolidated properties were approximately 93.2% leased (92.7% leased at October 31, 2018).

Tenant Recoveries
For the year ended October 31, 2018, recoveries from tenants for properties owned in both periods, which represents reimbursements from tenants for operating expenses and property taxes, increased by $1.0 million.  This increase was the result of increases in both property operating expenses and property tax expense in the consolidated portfolio for properties owned in fiscal 2018 when compared with the corresponding prior period.  The increases in property operating expenses were related to increased costs for snow removal, roof repairs and parking lot repairs at our properties, and the increases in property tax expenses were related to increases in property tax assessments.

Lease Termination Income
In April 2018, we reached agreement with the grocery tenant at our Newark, NJ property to terminate its 63,000 square foot lease in exchange for a one-time $3.7 million lease termination payment, which we received and recorded as revenue in the fiscal year ended October 31, 2018.  Also, in March 2018, we leased that same space to a new grocery store operator who took possession in May 2018.  While the rental rate on the new lease is 30% less than the rental rate on the terminated lease, we hope that part of this decreased rental rate will be recaptured with the receipt of percentage rent in subsequent years as the store matures and its sales increase.  The new lease required no tenant improvement allowances or landlord work.

Expenses

Property operating expenses for properties owned in both fiscal year 2018 and 2017 increased by $802,000.  This increase was predominantly the result of increased costs for snow removal, roof repairs and parking lot repairs at our properties.

Real estate taxes for properties owned in both fiscal year 2018 and 2017 increased by $713,000 as a result of normal tax assessment increases at some of our properties.

Interest expense for properties owned in both fiscal year 2018 and 2017 increased by $51,000 as a result of an increase in corporate interest expense on the company’s unsecured revolving credit facility as a result of having more principal outstanding in fiscal 2018 versus fiscal 2017. This increase was partially offset by the recapitalizing of our largest mortgage, which is secured by our Ridgeway shopping center, after the second quarter of fiscal 2017.  The Ridgeway interest rate was reduced from 5.52% to 3.398%, which caused a reduction of interest expense,  this reduction was partially offset by the company increasing the principal outstanding on the mortgage from $44 million to $50 million.

Depreciation and amortization expense for properties owned in both fiscal year 2018 and 2017 was relatively unchanged in fiscal 2018 when compared with fiscal 2017.

General and Administrative Expenses

General and administrative expense for the year ended October 31, 2018, when compared with the year ended October 31, 2017 was relatively unchanged.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The company considers FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common Stockholders in accordance with GAAP to FFO for three month and fiscal years ended October 31, 2018 and 2017.

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Fiscal Year and Fourth Quarter Ended 2018 Results
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations	Fiscal Year Ended October 31,		Three Months Ended October 31,
	2018	2017	2018	2017
Net Income Applicable to Common and Class A Common Stockholders	$25,217	$33,898	$5,119	$324

Real property depreciation	22,139	20,505	5,581	5,400
Amortization of tenant improvements and allowances	4,039	4,448	993	1,208
Amortization of deferred leasing costs	2,057	1,468	439	440
Depreciation and amortization on unconsolidated joint ventures	1,719	1,618	429	409
(Gain)/loss on sale of asset	-	(18,734)	-	38
Funds from Operations Applicable to Common and Class A Common Stockholders	$55,171	$43,203	$12,561	$7,819

Funds from Operations (Diluted) Per Share:
Common	$1.30	$1.02	$0.30	$0.18
Class A Common	$1.47	$1.15	$0.33	$0.21

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Balance Sheet Highlights
(in thousands)

	October 31,	October 31,
	2018	2017
	(Unaudited)
Assets
Cash and Cash Equivalents	$10,285	$8,674

Real Estate investments before accumulated depreciation	$1,118,075	$1,090,402

Investments in and advances to unconsolidated joint ventures	$37,434	$38,049

Total Assets	$1,008,233	$996,713

Liabilities
Revolving credit line	$28,595	$4,000

Mortgage notes payable and other loans	$293,801	$297,071

Total Liabilities	$347,834	$328,122

Redeemable Noncontrolling Interests	$78,258	$81,361

Preferred Stock	$190,000	$190,000

Total Stockholders’ Equity	$582,141	$587,230